Exhibit 107

Calculation of Filing Fee Tables

Form F-4

(Form Type)

Memic Innovative Surgery Ltd.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price (2)	Fee Rate	Amount of Registration Fee (3)
Fees Previously Paid	Equity	Ordinary shares(4)	Other	31,250,000	$9.89	$309,062,500	0.0001091	$33,719
	Equity	Warrants to purchase ordinary shares(5)	Other	13,266,666	—	—	—	—
	Equity	Ordinary shares underlying warrants(6)	Other	13,266,666	$12.40	$164,506,658	0.0001091	$17,948
	Equity	Ordinary shares underlying price adjustment rights(7)	Other	17,235,450	$0.41	$7,066,535	0.0001091	$771

			Total Offering Amounts				$480,635,693	$52,438
			Total Fees Previously Paid					$52,438
			Net Fee Due					$0

(1)	The number of ordinary shares, no par value per share (“Memic ordinary shares”), of Memic Innovative Surgery Ltd. (“Memic”) and warrants (“Memic warrants”) to purchase Memic ordinary shares being registered is based upon an estimate of the sum of (a) the maximum number of shares of Class A common stock, par value $0.0001 per share (“Class A Stock”), of MedTech Acquisition Corporation (“MTAC”) that will be outstanding immediately prior to the Business Combination (as defined herein) and exchanged for one Memic ordinary share for each such share of Class A Stock, assuming the stock split occurred; (b) the maximum number of shares of Class B common stock, par value $0.0001 per share of MTAC (“Class B Stock” and, together with the Class A Stock, the “MTAC common stock”) that will be outstanding immediately prior to the Business Combination and exchanged for one Memic ordinary share for each such share of Class B Stock, assuming the stock split occurred; and (c) the maximum number of warrants of MTAC (“MTAC warrants”) that will be outstanding immediately prior to the Business Combination and exchanged for one Memic warrant for each such MTAC warrant, assuming the stock split occurred.

(2)	In accordance with Rule 457(f)(1) and Rule 457(c), as applicable, based on (i) in respect of Memic ordinary shares to be issued to MTAC stockholders, the average of the high ($9.92) and low ($9.85) prices of the shares of Class A Stock on the Nasdaq Capital Market (“Nasdaq”) on September 28, 2021, (ii) in respect of Memic warrants to be issued to MTAC warrant holders, the sum of (a) the average of the high ($0.90) and low ($0.90) prices for the MTAC warrants on Nasdaq on September 28, 2021 and (b) $11.50, the exercise price of the MTAC warrants, resulting in a combined maximum offering price per warrant of $12.40 and (iii) in respect of the Memic ordinary shares issuable upon exercise of the price adjustment rights, based on the book value of Memic ordinary shares of as December 31, 2020. The maximum number of Memic warrants and Memic ordinary shares issuable upon exercise of the Memic warrants are being simultaneously registered hereunder. Consistent with the response to Question 240.06 of the Securities Act Rules Compliance and Disclosure Interpretations, the registration fee with respect to the Memic warrants has been allocated to the underlying Memic ordinary shares and those Memic ordinary shares are included in the registration fee.

(3)	Calculated by multiplying the proposed maximum aggregate offering price by 0.0001091.

(4)	Represents Memic ordinary shares issuable in exchange for outstanding MTAC common stock upon the merger of Maestro Merger Sub Inc. (“Merger Sub”) with and into MTAC (the “Business Combination”).

(5)	Represents warrants of Memic, each whole warrant entitling the holder to purchase one Memic ordinary share, to be issued in exchange for warrants of MTAC upon consummation of the Business Combination.

(6)	Represents Memic ordinary shares underlying Memic warrants.

(7)	Represents Memic ordinary shares that may be issued upon exercise of the price adjustment rights in connection with the Business Combination.

(8)	Pursuant to Rule 416(a), there are also being registered an indeterminable number of additional securities as may be issued to prevent dilution resulting from stock splits, stock dividends or similar transactions.